RAMOT
AT TEL AVIV UNIVERSITY LTD.

P.O. Box 39296, Tel Aviv, 61392 Israel
Tel. +972 3 640 6608, **Fax.** +972 3 640 6675, **E mail.** weinfeld@ramot.org

Ze'ev Weinfeld, Ph.D.
Chief Executive Officer

Brainstorm Cell Therapeutics, Inc.
1350 Avenue of the Americas
New York,
NY 10019
USA

December 24, 2009

Dear Sir,

Re: Settlement of Breach

We refer to the Notice of Breach dated January 28, 2009 (the "**Notice of Breach**") in which Ramot at Tel-Aviv University Ltd. ("**Ramot**") notified Brainstorm Cell Therapeutics Inc., ("**Brainstorm**") that Brainstorm is in material breach of certain payment obligations under the following agreements: (i) the Second Amended and Restated Research and License Agreement dated July 26, 2007 between Ramot and Brainstrom (the "**Research and License Agreement**"); and (ii) the Waiver and Release executed by Brainstorm and Ramot as of August 7, 2007 (hereinafter the "**Waiver**").

Following our recent discussions and correspondence, the purpose of this letter (hereinafter, this "**Letter Agreement**") is to set forth the understandings that have been reached between Ramot and Brainstorm regarding settlement of the breaches described in Ramot's Notice of Breach and other outstanding matters.

Once executed by Brainstorm together with the Amendment Agreement attached hereto at Annex D, this Letter Agreement shall form a binding agreement between the Parties, and shall be deemed to come into effect on the date first written above. For the purposes of this Letter Agreement, any capitalized term that is not specifically defined herein shall have the meaning given to it in the Research and License Agreement.

1. Payment of outstanding patent expenses. Brainstorm shall reimburse Ramot for the outstanding patent-related expenses due at the date hereof in the total amount of $32,423.33, which shall be paid no later than December 24, 2009.

2. Abandonment of Certain Patent Rights. Brainstorm confirms that it has elected not to reimburse Ramot for expenses incurred by Ramot following March 15, 2009 with respect to the prosecution, filing and maintenance of the Ramot Patent Rights

and Joint Patent Rights listed in Annex A (the "**Abandoned Patent Rights**"), in the countries specified for each such Patent Right in Annex A (the "**Abandoned Countries**"), and accordingly, the provisions of Section 4.4 of the R&L Agreement apply to such Patent Rights as follows:

(i) Brainstorm shall not be required to reimburse Ramot for any expenses incurred following March 15, 2009 in conjunction with the Abandoned Patent Rights in the Abandoned Countries;

(ii) Subject to the provisions of paragraph (vi) below), the license granted to Brainstorm has terminated with respect to the Abandoned Patent Rights in the Abandoned Countries;

(iii) Brainstorm has, and subject to the provisions of paragraph (vi) below) shall have, no rights whatsoever to exploit the Abandoned Patent Rights in the Abandoned Countries; and

(iv) Ramot is free, without further notice or obligation to Brainstorm, to grant rights in and to the Abandoned Patent Rights with respect to the relevant Abandoned Countries to third parties, which rights shall not include the right to offer, sell or market the resulting Licensed Product(s) in, or to export such Licensed Product(s) to, any country which is not an Abandoned Country.

(v) For the avoidance of doubt it is clarified that Ramot is not obliged to continue the prosecution, filing and maintenance of the Abandoned Patent Rights in the Abandoned Countries, but may elect to do so at Ramot's sole discretion and expense.

(vi)In the event that any time prior to Ramot entering into discussions or an agreement for the grant of rights in any Abandoned Patent Rights, Brainstorm elects to pay to Ramot an amount equal to 200% of all payments due with respect to such Abandoned Patent Rights from the date of abandonment of the same by Brainstorm through such date in order to renew its license to such Abandoned Patent Rights (the "**Renewal Fee**"), then upon actual payment of such Renewal Fee the relevant Abandoned Patent Right shall again become a Ramot Patent Right or Joint Patent Right, as applicable, and shall be treated as such in accordance with the provisions of the Research and License Agreement. Notwithstanding the foregoing, Brainstorm's right to renew its license to Abandoned Patent Rights upon payment of a Renewal Fee shall not apply to the specific patents listed in Annex B. For the avoidance of doubt, in the event that Ramot has elected not to continue the prosecution, filing and maintenance of the Abandoned Patent Rights in the Abandoned Countries and such rights have expired, and Brainstorm wishes to revive such Abandoned Patent Rights (to the extent still possible), Ramot shall reasonably cooperate with Brainstorm to revive such Abandoned Patent Rights and any and all expenses incurred in connection with the revival of such Abandoned Patent Rights shall be paid by Brainstorm.

3. Payment of Certain Forthcoming Expenses. No later than December 31, 2009 Brainstorm shall pay to Ramot the anticipated expenses set forth in **Annex C** for certain forthcoming actions relating to the filing and prosecution of the Ramot Patents and Joint Patents listed in Annex C. Upon issuance of Ramot's final invoice for its actual expenses relating to such actions, Ramot and Brainstorm shall reconcile the

difference between Ramot's actual expenses and the amount paid by Brainstorm pursuant to Annex C. In the event that Brainstorm does not pay the amount specified in Annex C by the date set forth above, Brainstorm shall be deemed to have elected not to pay for the prosecution, filing and maintenance of the Ramot Patent Rights and Joint Patent Rights listed in Annex C, with the consequences set forth in Section 4.4 of the Research and License Agreement as amended pursuant to Annex D.

4. Amendment to the Research and License Agreement. Simultaneously with the execution of this Letter Agreement, Ramot and Brainstorm shall execute an amendment to the Research and License Agreement in the form attached hereto as Annex D.

5. Conversion of Research Payments Due into Equity. Subject to the execution of this Letter Agreement and the Amendment Agreement attached hereto as Annex D, and subject to the full and timely fulfillment of Brainstorm's obligations pursuant to this Letter Agreement and the Research and License Agreement as amended pursuant to Annex D, Ramot hereby agrees to convert Brainstorm's outstanding payment obligation for the research funding due for the first three years of the Research Period pursuant to Section 2.2.1 of the Agreement (i.e. the outstanding principal amount of US$240,000 specified in Section 2 of Ramot's Notice of Breach, plus applicable penalty interest) into equity of Brainstorm, in accordance with, and subject to the following terms and conditions:

5.1. No later than December 30, 2009, Brainstorm shall issue to Ramot a number of shares of common stock of the Company (the "**New Ramot Shares**") whose aggregate market value is equal to $272,000 (two hundred and seventy two thousand United States dollars) (the "**Issuance Price**"). The aggregate market value of the New Ramot Shares shall be calculated on the basis of the average closing price of Brainstorm's common stock for the seven (7) trading days immediately preceding such issuance.

5.2. Ramot shall deposit the Ramot shares with a broker of its choosing who shall be permitted to dispose of the New Ramot Shares, at Ramot's instruction, commencing 185 days from their issuance, in accordance with the following offer prices, subject to any applicable restrictions under the applicable law:

a. 20% of the New Ramot Shares may be offered at the Applicable Market Price (as defined below).

b. 20% of the New Ramot Shares may be offered at 5% above the Applicable Market Price.

c. 20% of the New Ramot Shares may be offered at 10% above the Applicable Market Price.

d. 20% of the New Ramot Shares may be offered at 15% above the Applicable Market Price.

e. 20% of the New Ramot Shares may be offered at 30% above the Applicable Market Price

Ramot may not sell the New Ramot Shares other than in accordance with the above restrictions. Ramot shall be entitled to instruct its broker to reset the offer price once

per calendar month in accordance with the above formula, which shall then apply to all of the New Ramot Shares that have not yet been sold at such date. The "Applicable Market Price" shall mean the market price in effect on the date that Ramot first issues selling instructions to its broker in accordance with this Section 5.2, and on each subsequent date on which Ramot instructs its broker to reset the offer price.

5.3. In the event that the total proceeds generated by sales of New Ramot Shares in accordance with the foregoing permitted selling schedule are less than \$120,000 (one hundred and twenty thousand United States dollars) on or prior to September 30, 2010, then on such date Brainstorm shall pay to Ramot the difference between (i) the aggregate proceeds that have been received by Ramot up to such date, and (ii) \$120,000 (hereinafter the "**September Shortfall Payment**")..

5.4 In the event that the total proceeds generated by sales of New Ramot Shares in accordance with the foregoing permitted selling schedule, together with the September Shortfall Payment (if any), are less than \$240,000 (two hundred and forty thousand United States dollars) on or prior to December 31, 2010, then on such date Brainstorm shall pay to Ramot the difference between (i) the proceeds that Ramot has received from sales of the New Ramot Shares up to such date together with the September Shortfall Payment (if any) that has been transferred to Ramot up to such date, and (ii) \$240,000 (the "**December Shortfall Payment**").

5.5 In the event that the total proceeds ultimately received by Ramot from sales of the New Ramot Shares in accordance with the foregoing permitted selling schedule, together with the September Shortfall Payment (if any) and the December Shortfall Payment (if any), exceed in the aggregate the Issuance Price, then Brainstorm shall be entitled to a credit such excess amount against future payments due to Ramot pursuant to Section 4.3 of the R&L Agreement.

5.6 Brainstorm shall indemnify, defend, and hold harmless Ramot, TAU, their Affiliates and their respective governors, directors, officers, employees, and agents and their respective successors, heirs and assigns (the "**Ramot Indemnitees**"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ramot Indemnitees in connection with any claims, suits, actions, demands or judgments by any third party or any government or regulatory authority arising out of any action taken by the Parties in accordance with this Section 5.

6. Release from obligation to fund further Research during the additional Research Period. The Parties acknowledge that Brainstorm did not provide any funding for continuation of the Research beyond the initial Research Period commencing on July 12 2004 and ending on July 11 2007, and accordingly, the Ramot Results are restricted to the results that were actually achieved by the TAU Team during the initial three year period of the Research ending on July 11 2007, and Brainstorm's license does not include any results that were achieved by the TAU Team following July 2007 (the "**Excluded Results**"). Brainstorm shall promptly return to Ramot all Excluded Results that have been transferred to Brainstorm prior to

the date hereof, and shall have no right or license to make any use whatsoever of the Excluded Results. The Parties further acknowledge that Brainstorm is hereby irrevocably released from any past and future payment obligations to Ramot in connection with the additional three-year Research Period following July 11, 2007 and with respect to any payment obligation for research performed at TAU following July 11, 2007, and Ramot is hereby released from the obligation to procure the performance of any further research at TAU pursuant to Section 2.1 of the Agreement.

7. Exercise and Registration of Ramot Warrant Shares. By no later than December 24 2009, Brainstorm shall issue to Ramot through a cashless exercise and shall register for sale the maximum number of shares of common stock that are covered by the common stock purchase warrant held by Ramot (the "**Warrant Shares**"), in accordance with Ramot's notice of exercise of October 1, 2009. For the avoidance of doubt, it is acknowledged that the "Determination Date" for the purpose of determining the Fair Market Value in such cashless exercise is October 1, 2009, the date upon which Ramot delivered its exercise notice.

Please indicate your acceptance of the terms of this Letter Agreement by signing in the space indicated below. Provided that this Letter Agreement and the amendment attached at Annex D are executed by Brainstorm no later than December 24, 2009, and provided further that Brainstorm pays the amount set forth in Paragraph 1 on the date specified therein (or within 3 business days following such date in the event that the payment was not completed due to technical problems), Ramot agrees to retract its Notice of Breach. If Brainstorm does not execute this Letter Agreement and the Amendment set forth in Annex D on or prior to December 24, 2009, or if Brainstorm fails to make the payments set forth in Paragraph 1 on the agreed date (or within 3 business days following such dates in the event that the payment was not completed due to technical problems), then this Letter Agreement and the undertakings of Ramot herein shall be null and void, and Ramot's Notice of Breach shall enter into full force and effect as of such date.

Subject to the full and timely discharge of the obligations of Brainstorm hereunder, Ramot hereby releases and forever discharges Brainstorm and each of its owners, partners, investors, employees, shareholders, officers, directors, agents or affiliated corporations or organizations from any and all claims, demands, actions, causes of action, rights, obligations, damages or liabilities of any nature whatsoever arising from (i) the breaches of the Research and License Agreement and of the Waiver set forth in the Notice of Breach, (ii) all outstanding payment obligations that have become due pursuant to the Research and License Agreement prior to the date hereof, with the exception of payment obligations (if any) arising under Section 7 of the Agreement. Ramot declares that it is not specifically aware, without having performed an investigation of the matter, of any additional breach of the Agreement by Brainstorm at the date hereof. The foregoing shall not be construed in any way as a waiver by Ramot in the event that any additional breach of the Agreement by Brainstorm has in fact occurred prior to the date hereof.

In the event of any discrepancies or contradictions between the terms of the Research and License Agreement and this Letter Agreement, the provisions of this Letter Agreement shall prevail.

This Letter Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law. Ramot and Brainstorm hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement.

This Letter Agreement may be signed in two or more counterparts, each of which shall be deemed to constitute an original.

Yours sincerely,

Ze'ev Weinfeld, CEO

Accepted and Agreed.

Brainstorm Cell Therapeutics, Inc.

By: ______________

Name: RAMI EFRATI

Title: CEO

Date: 24.12.2004

Brainstorm Cell Therapeutics Inc.

Annex B

Patent Rights that may not be Renewed by Brainstorm if Abandoned

Ramot Patent/Joint Patent	Country
(Ramot ref. 2002047-02-01) Patent Application No. 11/130,197	US CIP
(Ramot ref. 2005038-00-02) Patent Application No. 11/727,583	US CIP
(Ramot ref. 2005038-04-00) Patent Application No. 06766101.7	Europe
(Ramot ref. 2008040-01-00) Patent Application No. PCT/IL2009/000525	PCT

Annex C

Ramot Patent/Joint Patent	Forthcoming Action	Estimated Expense
Ramot ref. 2002047-02-01	US office action response	US $ 3157 requested 30/09/2009